Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 2nd Quarter 2022 Results
Denver, Colorado, August 1, 2022 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended June 30, 2022.
“We are living in a dynamic time with a sustained global pandemic, labor shortage, supply chain disruption, and more. Despite all this, my confidence in our business and our dedicated caregivers and team has never wavered," said Javier Rodriguez. "Their hard work and commitment has enabled us to continue delivering high quality and equitable care to all of our constituents."
Financial and operating highlights for the quarter ended June 30, 2022:
•Consolidated revenues were $2.927 billion.
•Operating income was $433 million.
•Diluted earnings per share was $2.30.
•Operating cash flow and free cash flow were $188 million and $95 million, respectively.
•Repurchased 3.9 million shares of our common stock at an average cost of $95.56 per share.

	Three months ended		Six months ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$225	$162	$387	$531
Diluted per share	$2.30	$1.61	$3.90	$4.72

	Three months ended				Six months ended June 30,
	June 30, 2022		March 31, 2022		2022		2021
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
	(dollars in millions)
Operating income	$433	14.8%	$338	12.0%	$771	13.4%	$933	16.3%

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the second quarter of 2022 were 7,269,160, or an average of 93,194 treatments per day, representing a per day increase of 0.9% compared to the first quarter of 2022. Normalized non-acquired treatment growth in the second quarter of 2022 compared to the second quarter of 2021 was (1.9)%.

	Three months ended		Quarter change	Six months ended		Year to date change
	June 30, 2022	March 31, 2022		June 30, 2022	June 30, 2021
	(dollars in millions, except per treatment data)
Revenue per treatment	$365.54	$361.35	$4.19	$363.47	$357.35	$6.12
Patient care costs per treatment	$247.14	$252.61	$(5.47)	$249.85	$237.79	$12.06
General and administrative	$241	$217	$24	$458	$456	$2
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to normal seasonal improvements driven by patients meeting their co-insurance and deductibles, as well as the continued shift to Medicare Advantage plans. The quarter change was negatively impacted by a seasonal decrease in hospital inpatient dialysis treatments and decreased government rate related to the reinstatement of 1% Medicare sequestration beginning April 1, 2022. The year to date change was primarily due to an increase in commercial mix and rate, an increase in the Medicare base rate in 2022 and the continued shift to Medicare Advantage plans, partially offset by the reinstatement of 1% Medicare sequestration described above.
Patient care costs: The quarter change was primarily due to decreased other direct operating expenses associated with our dialysis centers, including decreased utilities expense due to seasonality and our virtual power purchase arrangements. In addition, our fixed other direct operating expenses positively impacted patient care costs per treatment due to increased treatments in the second quarter of 2022. Other drivers of this change include declines in compensation expenses primarily related to seasonal decreases in payroll taxes, as well as decreases in health benefit expenses, professional fees, pharmaceutical unit costs and medical supplies expense. These decreases were partially offset by increased insurance expense. The year to date change was primarily due to increased compensation expenses driven by increased wage rates and increases in other direct operating expenses associated with our dialysis centers, which include increases in utilities expense resulting from lower expense in the first half of 2021 related to our virtual power purchase arrangements. In addition, our fixed other direct operating expenses negatively impacted patient care costs per treatment due to decreased treatments in the first half of 2022. Other drivers of this change include increases in insurance expense and costs related to travel and management meetings, partially offset by decreased pharmaceutical unit costs and professional fees.
General and administrative: The quarter change was primarily due to increased advocacy costs to counter union policy efforts, including a California ballot initiative, increased compensation expense including increased wage rates, as well as increased travel costs. These increases were offset by gains recognized on the sale of our self-developed properties. The year to date change was primarily due to increases in advocacy costs, as described above, travel costs and compensation expenses partially offset the gains on sale, as described above, and decreases in professional fees and contributions to our charitable foundation.
Share repurchases: During the three months ended June 30, 2022, we repurchased 3.9 million shares of our common stock for $370 million, at an average cost of $95.56 per share.
Subsequent to June 30, 2022 through July 29, 2022, we repurchased 0.9 million shares of our common stock for $75 million, at an average cost of $82.94 per share.

Financial and operating metrics:

	Three months ended June 30,		Twelve months ended June 30,
	2022	2021	2022	2021
Cash flow:	(dollars in millions)
Operating cash flow	$188	$680	$1,607	$1,802
Free cash flow(1)	$95	$503	$890	$982

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended June 30, 2022	Six months ended June 30, 2022
Effective income tax rate on:
Income	18.4%	19.8%
Income attributable to DaVita Inc.(1)	22.1%	23.8%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of June 30, 2022, we provided dialysis services to a total of approximately 243,700 patients at 3,159 outpatient dialysis centers, of which 2,810 centers were located in the United States and 349 centers were located in 11 countries outside of the United States. During the second quarter of 2022, we opened a total of 18 new dialysis centers and closed 17 dialysis centers in the United States. We also acquired two dialysis centers and opened one dialysis center outside of the United States during the second quarter of 2022.
Integrated kidney care (IKC): As of June 30, 2022, we had approximately 44,000 patients in risk-based integrated care arrangements representing approximately $3.7 billion in annualized medical spend. We also had an additional 12,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.
Certain items impacting the quarter:
Advocacy costs: During the three and six months ended June 30, 2022, we incurred advocacy costs of approximately $23 million to counter union policy efforts, including a California ballot initiative. These costs are included in the U.S. dialysis segment's general and administrative expense.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	2022 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,525	$1,675
Adjusted diluted net income per share attributable to DaVita Inc.	$7.50	$8.50
Free cash flow	$850	$1,100

Key drivers of 2023 adjusted operating income growth1:

(dollars in millions)
Absence of ballot initiative expenses	$60
Integrated Kidney Care	$0 — $25
Treatment volume growth	($25) — $125
Revenue per treatment growth	$200 — $250
Labor pressure and inflation	($275) — ($225)
Cost savings initiatives	$125 — $175

2023 Adjusted Operating Income Growth	$200 — $300

(1) Adjusted operating income growth outlook relative to 2022 adjusted operating income outlook, excluding certain items in both periods.

We will be holding a conference call to discuss our results for the second quarter ended June 30, 2022, on August 1, 2022, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, DaVita's response to and the expected future impacts of the coronavirus (COVID-19), including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the availability, acceptance, impact, administration and efficacy of COVID-19 vaccines, treatments and therapies, the continuing impact on the U.S. and global economies, unemployment and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the continuing impact of the dynamic and evolving COVID-19 pandemic, including, without limitation, on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the government's response to the COVID-19 pandemic, including, among other things, federal, state and local vaccine mandates or surveillance testing requirements and the extent to which they may ultimately be applicable to us; the pandemic's continuing impact on the U.S. and global economies, unemployment and other labor market conditions, interest rates, inflation and evolving monetary policies; the availability, acceptance, impact and efficacy of COVID-19 vaccines, treatments and therapies; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus, such as the Omicron variant and its subvariants; the continuing impact of the pandemic on our revenue and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; continued increased COVID-19-related costs;our ability to successfully implement planned cost savings initiatives in response to COVID-19-related impacts on us; supply chain challenges and disruptions, including with respect to our clinical supplies; and higher salary and wage expense driven in part by labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist after the pandemic subsides;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example Medicare Advantage plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare and/or labor matters, such as AB 290 and the Dialysis Clinic Requirements Initiative in California;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations; as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. ("Marietta"); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•U.S. and global economic and marketplace conditions, interest rates, inflation, unemployment, labor market conditions, and evolving monetary policies, and our ability to respond to these changing conditions, including our ability to successfully implement cost savings initiatives in response;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, or to successfully integrate any acquired businesses, or to successfully operate any acquired businesses, joint ventures or other strategic transactions, or to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Dialysis patient service revenues	$2,810,099	$2,817,957	$5,526,380	$5,532,544
Other revenues	116,658	98,553	217,932	203,967
Total revenues	2,926,757	2,916,510	5,744,312	5,736,511
Operating expenses:
Patient care costs	2,016,788	1,965,277	4,035,317	3,903,607
General and administrative	315,219	298,091	610,039	579,517
Depreciation and amortization	171,176	169,689	344,120	335,390
Equity investment income, net	(9,141)	(7,023)	(16,187)	(15,081)
Total operating expenses	2,494,042	2,426,034	4,973,289	4,803,433
Operating income	432,715	490,476	771,023	933,078
Debt expense	(82,586)	(73,324)	(156,377)	(140,338)
Other (loss) income, net	(1,284)	15,188	(3,070)	16,356
Income before income taxes	348,845	432,340	611,576	809,096
Income tax expense	64,229	81,309	121,242	166,520
Net income	284,616	351,031	490,334	642,576
Less: Net income attributable to noncontrolling interests	(59,807)	(57,211)	(103,403)	(111,353)
Net income attributable to DaVita Inc.	$224,809	$293,820	$386,931	$531,223

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.38	$2.76	$4.06	$4.94
Diluted net income	$2.30	$2.64	$3.90	$4.72

Weighted average shares for earnings per share:
Basic shares	94,457	106,364	95,382	107,606
Diluted shares	97,772	111,423	99,121	112,555

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income	$284,616	$351,031	$490,334	$642,576
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on interest rate cap agreements:
Unrealized gains (losses)	13,217	(2,059)	54,349	2,823
Reclassifications of net realized losses into net income	1,033	1,033	2,066	2,066
Unrealized (losses) gains on foreign currency translation:	(91,176)	57,910	(28,964)	(4,634)
Other comprehensive (loss) income	(76,926)	56,884	27,451	255
Total comprehensive income	207,690	407,915	517,785	642,831
Less: Comprehensive income attributable to noncontrolling interests	(59,807)	(57,211)	(103,403)	(111,353)
Comprehensive income attributable to DaVita Inc.	$147,883	$350,704	$414,382	$531,478

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$490,334	$642,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	344,120	335,390
Stock-based compensation expense	50,109	51,717
Deferred income taxes	9,069	40,685
Equity investment loss (income), net	90	(2,764)
Other non-cash charges, net	(32,858)	1,274
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(132,043)	(117,171)
Inventories	(1,927)	(3,270)
Other receivables and prepaid and other current assets	(61,811)	14,465
Other long-term assets	(49,093)	(13,706)
Accounts payable	24,517	(47,390)
Accrued compensation and benefits	(102,513)	(90,381)
Other current liabilities	42,517	25,090
Income taxes	(63,638)	10,753
Other long-term liabilities	(6,557)	(13,232)
Net cash provided by operating activities	510,316	834,036
Cash flows from investing activities:
Additions of property and equipment	(265,461)	(294,438)
Acquisitions	(9,491)	(23,890)
Proceeds from asset and business sales	114,829	29,774
Purchase of debt investments held-to-maturity	(89,530)	(7,923)
Purchase of other debt and equity investments	(3,010)	(2,164)
Proceeds from debt investments held-to-maturity	8,415	7,923
Proceeds from sale of other debt and equity investments	3,775	11,908
Purchase of equity method investments	(23,806)	(6,029)
Distributions from equity method investments	1,047	1,140
Net cash used in investing activities	(263,232)	(283,699)
Cash flows from financing activities:
Borrowings	1,182,911	1,611,086
Payments on long-term debt	(841,687)	(754,407)
Deferred financing and debt redemption costs	—	(9,089)
Purchase of treasury stock	(617,432)	(560,507)
Distributions to noncontrolling interests	(118,315)	(99,362)
Net payments related to stock purchases and awards	(47,866)	(43,605)
Contributions from noncontrolling interests	9,116	15,925
Proceeds from sales of additional noncontrolling interests	3,673	—
Purchases of noncontrolling interests	(15,365)	(4,493)
Net cash (used in) provided by financing activities	(444,965)	155,548
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,342)	(1,197)
Net (decrease) increase in cash, cash equivalents and restricted cash	(199,223)	704,688
Cash, cash equivalents and restricted cash at beginning of the year	554,960	501,790
Cash, cash equivalents and restricted cash at end of the period	$355,737	$1,206,478

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$262,605	$461,900
Restricted cash and equivalents	93,132	93,060
Short-term investments	100,489	22,310
Accounts receivable	2,093,830	1,957,583
Inventories	109,522	107,428
Other receivables	502,921	427,321
Prepaid and other current assets	63,539	72,517
Income tax receivable	38,070	25,604
Total current assets	3,264,108	3,167,723
Property and equipment, net of accumulated depreciation of $4,989,142 and $4,763,135, respectively	3,304,596	3,479,972
Operating lease right-of-use assets	2,771,757	2,824,787
Intangible assets, net of accumulated amortization of $44,985 and $60,730, respectively	184,740	177,693
Equity method and other investments	253,457	238,881
Long-term investments	44,562	49,514
Other long-term assets	257,577	136,677
Goodwill	7,019,778	7,046,241
	$17,100,575	$17,121,488
LIABILITIES AND EQUITY
Accounts payable	$402,308	$402,049
Other liabilities	752,717	709,345
Accrued compensation and benefits	559,791	659,960
Current portion of operating lease liabilities	398,421	394,357
Current portion of long-term debt	197,510	179,030
Income tax payable	—	53,792
Total current liabilities	2,310,747	2,398,533
Long-term operating lease liabilities	2,606,391	2,672,713
Long-term debt	9,064,916	8,729,150
Other long-term liabilities	105,137	119,158
Deferred income taxes	852,389	830,954
Total liabilities	14,939,580	14,750,508
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,385,821	1,434,832
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 98,179 and 92,206 shares issued and outstanding at June 30, 2022, respectively, and 97,289 shares issued and outstanding at December 31, 2021)	98	97
Additional paid-in capital	578,272	540,321
Retained earnings	741,268	354,337
Treasury stock (5,973 and zero shares, respectively)	(603,058)	—
Accumulated other comprehensive loss	(111,796)	(139,247)
Total DaVita Inc. shareholders' equity	604,784	755,508
Noncontrolling interests not subject to put provisions	170,390	180,640
Total equity	775,174	936,148
	$17,100,575	$17,121,488

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30,
	June 30, 2022	March 31, 2022	2022
1. Consolidated business metrics:
Operating margin	14.8%	12.0%	13.4%
General and administrative expenses as a percent of consolidated revenues(1)	10.8%	10.5%	10.6%
Effective income tax rate on income	18.4%	21.7%	19.8%
Effective income tax rate on income attributable to DaVita Inc.(2)	22.1%	26.0%	23.8%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,663	$2,575	$5,238
Other—Ancillary services
Integrated kidney care	103	87	189
Other U.S. ancillary	5	5	10
International dialysis patient service and other	175	173	348
	283	265	548
Eliminations	(19)	(22)	(42)
Total consolidated revenues	$2,927	$2,818	$5,744
Operating income (loss):
U.S. dialysis	$473	$406	$879
Other—Ancillary services
Integrated kidney care	(21)	(37)	(59)
Other U.S. ancillary	(2)	(3)	(6)
International(3)	15	8	23
	(9)	(32)	(41)
Corporate administrative support expenses	(31)	(36)	(67)
Total consolidated operating income	$433	$338	$771

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30,
	June 30, 2022	March 31, 2022	2022
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,657	$2,569	$5,226
Other revenues	6	6	12
Total operating revenues	2,663	2,575	5,238
Operating expenses:
Patient care costs	1,796	1,796	3,593
General and administrative	241	217	458
Depreciation and amortization	161	162	323
Equity investment income	(7)	(6)	(14)
Total operating expenses	2,190	2,169	4,359
Segment operating income	$473	$406	$879
Metrics
Volume:
Treatments	7,269,160	7,109,788	14,378,948
Number of treatment days	78.0	77.0	155.0
Average treatments per day	93,194	92,335	92,767
Per day year-over-year decrease	(1.9)%	(2.4)%	(2.2)%
Normalized year-over-year non-acquired treatment growth(4)	(1.9)%	(1.9)%
Operating net revenues:
Average patient service revenue per treatment	$365.54	$361.35	$363.47
Expenses:
Patient care costs per treatment	$247.14	$252.61	$249.85
General and administrative expenses per treatment	$33.11	$30.50	$31.82
Depreciation and amortization expense per treatment	$22.10	$22.79	$22.44
Accounts receivable:
Receivables	$1,870	$1,837
DSO	65	65

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Six months ended June 30,
	June 30, 2022	March 31, 2022	2022
4. Cash flow:
Operating cash flow	$188	$322	$510
Operating cash flow, last twelve months	$1,607	$2,099
Free cash flow(2)	$95	$147	$242
Free cash flow, last twelve months(2)	$890	$1,297
Capital expenditures:
Routine maintenance/IT/other	$96	$84	$181
Development and relocations	$46	$39	$85
Acquisition expenditures	$4	$5	$9
Proceeds from sale of self-developed properties	$98	$8	$106

5. Debt and capital structure:
Total debt(5)	$9,313	$8,927
Net debt, net of cash and cash equivalents(5)	$9,050	$8,599
Leverage ratio(6)	3.80x	3.50x
Weighted average effective interest rate:
During the quarter	3.68%	3.35%
At end of the quarter	4.10%	3.52%
On the senior secured credit facilities at end of the quarter	3.77%	2.54%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	50%	52%
Debt with rates fixed by its terms or capped by cap agreements	87%	91%
Amount spent on share repurchases	$370	$233	$603
Number of shares repurchased	3,869	2,104	5,973
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(3)The reported operating income for the three months ended June 30, 2022 and March 31, 2022 and the six months ended June 30, 2022 includes foreign currency gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $2.1, $0.3 and $2.4, respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of June 30, 2022 and March 31, 2022 presented exclude approximately $50.6 and $53.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our senior secured credit facilities (the Credit Agreement) dated August 12, 2019, the leverage ratio is defined as (a) all funded debt plus the face amount of all letters of credit issued, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The calculation below is based on the last twelve months of "Consolidated EBITDA," as of the end of the reported period and pro forma for acquisitions or divestitures that occurred during the period, and "Consolidated net debt" at the end of the reported period, each as defined in the Credit Agreement. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	June 30, 2022	March 31, 2022
Net income attributable to DaVita Inc.	$834	$903
Income taxes	261	279
Interest expense	275	268
Depreciation and amortization	689	688
Noncontrolling interests and equity investment income, net	225	223
Stock-settled stock-based compensation	100	102
Other	(4)	20
"Consolidated EBITDA"	$2,382	$2,481

	June 30, 2022	March 31, 2022
Total debt, excluding debt discount and other deferred financing costs(1)	$9,313	$8,927
Letters of credit issued	108	108
	9,421	9,035
Less: Cash and cash equivalents including short-term investments(2)	(360)	(344)
Consolidated net debt	$9,061	$8,691
Last twelve months "Consolidated EBITDA"	$2,382	$2,481
Leverage ratio	3.80x	3.50x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of June 30, 2022 and March 31, 2022 presented exclude approximately $50.6 and $53.6, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 4 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 3:    Effective income tax rates on income attributable to DaVita Inc.

	Three months ended		Six months ended June 30, 2022
	June 30, 2022	March 31, 2022
Income before income taxes	$349	$263	$612
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(60)	(44)	(104)
Income before income taxes attributable to DaVita Inc.	$289	$219	$508

Income tax expense	$64	$57	$121
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$64	$57	$121

Effective income tax rate on income attributable to DaVita Inc.	22.1%	26.0%	23.8%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 4:    Free cash flow

	Three months ended			Six months ended June 30, 2022
	June 30, 2022	March 31, 2022	June 30, 2021
Net cash provided by operating activities	$188	$322	$680	$510
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(53)	(65)	(45)	(118)
Contributions from noncontrolling interests	4	5	5	9
Expenditures for routine maintenance and information technology	(96)	(84)	(91)	(181)
Expenditures for development and relocations	(46)	(39)	(58)	(85)
Proceeds from sale of self-developed properties	98	8	13	106
Free cash flow	$95	$147	$503	$242

	Twelve months ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net cash provided by operating activities	$1,607	$2,099	$1,802
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(263)	(256)	(234)
Contributions from noncontrolling interests	25	26	38
Expenditures for routine maintenance and information technology	(421)	(416)	(425)
Expenditures for development and relocations	(192)	(204)	(252)
Proceeds from sale of self-developed properties	133	48	54
Free cash flow	$890	$1,297	$982
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.